EXHIBIT 99.1

Michael Foods, Inc.

NEWS

Contact:

Mark D. Witmer

Assistant Treasurer

952-258-4906

For Immediate Release

Michael Foods Appoints PricewaterhouseCoopers LLP As Independent Accountant

MINNETONKA, August 23 — Michael Foods, Inc. today announced that its audit committee and board of directors have selected PricewaterhouseCoopers LLP as its independent accountant for 2002. PricewaterhouseCoopers LLP will replace Grant Thornton LLP as the independent auditor for the company. The decision to select PricewaterhouseCoopers LLP as the Company’s independent accountant was in-large part based upon their experience within the consumer products sector. The action was not the result of any disagreement between the company and Grant Thornton on any matter of accounting principles, practices or financial disclosure. Grant Thornton has provided quality service to the Company and demonstrated a high level of professionalism.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products.  Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

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8-23-02